UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549









                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                            PATHOGENESIS CORPORATION
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                         (Title of Class of Securities)

                                    70321E104
                                 (CUSIP Number)


                                 August 19, 1999
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]    Rule 13d-1(b)

          [x]    Rule 13d-1(c)

          [ ]    Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






         Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                Page 5 of 7 Pages

-------------------------------------------------------------------------------
CUSIP NO. 70321E104                   13G              Page 2 of 7 Pages
-------------------------------------------------------------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Paul G. Allen
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) |_|
                                                          (b) |_|

-------- -----------------------------------------------------------------------
   3     SEC USE ONLY



-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States of America
-------- -----------------------------------------------------------------------
                            5    SOLE VOTING POWER

        NUMBER OF
          SHARES                  -0-
       BENEFICIALLY
         OWNED BY
           EACH
        REPORTING
          PERSON
           WITH
                            ----- ----------------------------------------------
                             6    SHARED VOTING POWER


                                  825,000 shares
                            ----- ----------------------------------------------
                             7    SOLE DISPOSITIVE POWER


                                  -0-
                            ----- ----------------------------------------------
                             8    SHARED DISPOSITIVE POWER


                                  825,000 shares
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         825,000 shares
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


         5.0%
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*


         IN
-------- -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 70321E104                 13G                        Page 3 of 7 Pages
--------------------------------------------------------------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Vulcan Ventures Incorporated
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) |_|
                                                          (b) |_|

-------- -----------------------------------------------------------------------
   3     SEC USE ONLY



-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION


         State of Washington
-------- -----------------------------------------------------------------------

                             5    SOLE VOTING POWER

        NUMBER OF
          SHARES                  -0-
       BENEFICIALLY
         OWNED BY
           EACH
        REPORTING
          PERSON
           WITH
                            ----- ----------------------------------------------
                             6    SHARED VOTING POWER


                                  825,000 shares
                            ----- ----------------------------------------------
                             7    SOLE DISPOSITIVE POWER


                                  -0-
                            ----- ----------------------------------------------
                             8    SHARED DISPOSITIVE POWER


                                  825,000 shares
--------------------------- ----- ----------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         825,000 shares
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


         5.0%
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*


         CO
-------- -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1 (a).       Name of Issuer:   Pathogenesis Corporation

Item 1 (b).       Address of Issuer's Principal Executive Offices:

                           201 Elliott Avenue West
                           Seattle, Washington  98119


Item 2 (a).       Name of Person Filing:    Paul G. Allen and Vulcan Ventures
                                            Incorporated

Item 2 (b).       Address of Principal Business Office or, if none, Residence:

                           110 - 110th Avenue N.E.
                           Bellevue, Washington  98004


Item 2 (c).      Citizenship:  Paul G.  Allen is a citizen  of the  United
                 States of America. Vulcan Ventures Incorporated is a corporation organized under the laws of the State of Washington.

Item 2 (d).      Title of Class of Securities:   Common Stock, $0.001 par value
                                                 per share

Item 2 (e).       CUSIP Number:     70321E104


Item 3. If this Statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

      (a) [ ]  Broker or dealer registered under Section 15 of the Exchange Act;
      (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

      (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

      (e) [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

      (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14)of the Investment Company Act;

      (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  [X]

                               Page 4 of 7 Pages

Item 4.       Ownership

         (a)  Amount Beneficially Owned:825,000 (1)

         (b)  Percent of Class: 5.0% (1)

         (c)  Number of Shares as to which Such Person has:

              (i)   sole power to vote or to direct the vote -0-
              (ii)  shared power to vote or to direct the vote 825,000
                    shares (1)
              (iii) sole power to dispose or to direct the disposition of -0-
              (iv) shared power to dispose or to direct the disposition of 825,000 shares (1)
         ----------------
           (1)  Based  upon  16,404,167   shares  of  Common  Stock  issued  and
outstanding on August 13, 1999, as reported in the issuer's Quarterly Report on Form 10-Q for the period ended June 30, 1999. All shares beneficially owned by Paul G. Allen are held indirectly through Vulcan Ventures Incorporated, a company owned 100% by Mr. Allen.

Item 5.           Ownership of Five Percent or Less of a Class Not applicable.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person

                  Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable.


Item 8.           Identification and Classification of Members of the Group

                  Not applicable.


Item 9.           Notice of Dissolution of Group

                  Not applicable


Item 10.          Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 5 of 7 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         DATED:   August 30, 1999.

                                       VULCAN VENTURES INCORPORATED



                                       By: /s/ William D. Savoy
                                           ------------------------------------
                                           William D. Savoy, Vice President

                                           /s/ Paul G. Allen
                                           ------------------------------------
                                           Paul G. Allen


                             JOINT FILING AGREEMENT


         We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by either or both of us will be filed, on behalf of each of us.

         DATED:   August 30, 1999.

                                       VULCAN VENTURES INCORPORATED


                                       By: /s/ William D. Savoy
                                           ------------------------------------
                                           William D. Savoy, Vice President

                                           /s/ Paul G. Allen
                                           ------------------------------------
                                           Paul G. Allen

                                POWER OF ATTORNEY


     The undersigned does hereby constitute and appoint each of William D. Savoy, Joseph D. Franzi and Allen D. Israel, signing singly, with full power of substitution, as the true and lawful attorney of the undersigned, and authorizes and designates him to sign on behalf of the undersigned, and to file filings and any amendments thereto made by or on behalf of the undersigned in respect of the beneficial ownership of equity securities held by the undersigned, directly, indirectly or beneficially, pursuant to Sections 13(d), 13(g) and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Sections 13(d), 13(g) or 16 of the Exchange Act.

   This Power of Attorney shall remain in full force and effect until withdrawn by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

   IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of August, 1999.


                                         /s/ Paul G. Allen
                                         ------------------------------------
                                         Paul G. Allen